Exhibit 2.7

SECURITIES PURCHASE AGREEMENT

DATED AS OF JULY 16, 2013

AMONG

INFINITY RESOURCES HOLDINGS CORP.,

as Buyer

AND

QUEST RESOURCES GROUP, LLC,

BRIAN DICK, and JEFF FORTE,

as Sellers

i

ii

SECURITIES PURCHASE AGREEMENT

AGREEMENT made this 16th day of July, 2013, by and among INFINITY RESOURCES HOLDINGS CORP., a Nevada corporation, as buyer (hereinafter called “Buyer”), and QUEST RESOURCES GROUP, LLC, a Delaware limited liability company, BRIAN DICK, and JEFF FORTE, as sellers (hereinafter together called “Sellers” and individually called “Seller”).

Brian Dick and Jeff Forte each own 50% of Quest Resources Group, LLC, which in turn owns 50% of the membership interests in Quest Resources Management Group, LLC, a Delaware limited liability company (“Company”).

Buyer owns 100% of Earth 911, Inc., a Delaware corporation (“Subsidiary”).

Subsidiary on the one hand and Sellers on the other hand each own 50% of the membership interests in Company.

Buyer and Sellers desire that Buyer acquire all of Sellers’ membership interests (the “Interests”) in Company on the terms and conditions set forth in this Agreement.

Buyer plans to contribute the Interests to Subsidiary so that Subsidiary will own 100% of Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Purchase of Interests.

Sellers hereby convey, transfer, and assign to Buyer, and Buyer hereby purchases and accepts from Sellers, the Interests, in each case representing all of each Seller’s right, title, and interest in Company and collectively 50% of the membership interests in Company.

2. Purchase Price.

The purchase price for the Interests being sold pursuant to paragraph 1 above shall be paid as follows:

(i) Certificates representing 12,000,000 shares of Common Stock of Buyer in the name of Brian Dick.

(ii) Certificates representing 10,000,000 shares of Common Stock of Buyer in the name of Jeff Forte.

(iii) A convertible secured promissory note of Buyer in the principal amount of $11,000,000 payable to Brian Dick, in the form attached hereto as Exhibit “1”, which is secured by a Security and Membership Interest Pledge Agreement, in the form attached hereto as Exhibit “2”.

(iv) A convertible secured promissory note of Buyer in the principal amount of $11,000,000 payable to Jeff Forte, in the form attached hereto as Exhibit “3”, which is secured by a Security and Membership Interest Pledge Agreement, in the form attached hereto as Exhibit “4”.

3. Representations and Warranties of Buyer.

Buyer represents, warrants, and agrees as follows:

(a) Corporate Status and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been validly authorized by all appropriate corporate action on the part of Buyer.

(b) Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not violate any provision of the articles of incorporation or by-laws of Buyer nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement, or other obligation of any description to which Buyer is a party or by which Buyer is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitration or any law, rule, or regulation applicable to Buyer.

4. Representations and Warranties of Sellers.

Each Seller makes the following further representations and warranties as to such Seller:

(a) Ownership of Interests. Sellers own the Interests constituting 50% of the membership interests in Company. Sellers have good, marketable, and unencumbered title to such Interests, and there are no restrictions on Sellers’ right to transfer such Interests to Buyer pursuant to this Agreement. Each Seller believes that Sellers and Buyer are the only owners of Company.

(b) Rights to Acquire Shares. Such Seller does not have any outstanding options, warrants, or other rights to purchase or subscribe for, or contracts or commitments to sell, or any interests, instruments, evidences of indebtedness, or other securities convertible in any manner into, interests in Company.

(c) Power to Execute Agreement. Such Seller has full power and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of such Seller.

(d) Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which such Seller is a party or by which such Seller is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any law, rule, or regulation applicable to such Seller.

5. Further Representations, Warranties, and Agreements of Sellers.

Each Seller further represents, warrants, and agrees as follows with respect to the shares of Common Stock of Buyer (the “Shares”), the convertible promissory notes of Buyer (collectively the “Notes”), and the Common Stock of Buyer issuable upon the conversion of the Notes (collectively the “Securities”) being acquired hereunder by such Seller:

(a) Ability to Bear Risk; Business and Financial Knowledge and Experience. Such Seller (i) can bear the economic risk of the acquisition of the Securities, including the complete loss of such Seller’s investment, and (ii) has sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of such Seller’s acquisition of the Securities.

(b) Knowledge Respecting Corporation. Such Seller (i) knows or has had the opportunity to acquire all information concerning the business, affairs, financial condition, plans, and prospects of Buyer that such Seller deems relevant to make a fully informed decision respecting the acquisition of the Securities; (ii) has been encouraged and has had the opportunity to rely upon the advice of such Seller’s legal counsel and accountants and other advisers with respect to the acquisition of the Securities; and (iii) has had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans, and prospects of Buyer and the terms and conditions of the acquisition of the Securities as such Seller has requested so as to more fully understand such Seller’s acquisition. Without limiting the foregoing, such Seller acknowledges that such Seller has access to all filings made by Buyer with the Securities and Exchange Commission.

(c) Absence of Representations and Warranties. Such Seller confirms that neither Buyer nor anyone purportedly acting on behalf of Buyer has made any representations, warranties, agreements, or statements other than those contained herein respecting the business, affairs, financial condition, plans, or prospects of Buyer nor has such Seller relied on any representations, warranties, agreements, or statements in the belief that they were made on behalf of any of the foregoing nor has such Seller relied on the absence of any such representations, warranties, agreements, or statements in reaching such Seller’s decision to acquire the Securities.

(d) No Distribution. Such Seller is acquiring the Securities for such Seller’s own account without a view to public distribution or resale, and such Seller has no contract, undertaking, agreement, or arrangement to transfer, sell, or otherwise dispose of any Securities or any interest therein to any other person.

(e) Securities to be Restricted. Such Seller understands that the Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “1933 Act”).

(f) No Registration. Such Seller understands that the Securities have not been registered under the 1933 Act or the securities laws of any other jurisdiction and must be held indefinitely without any transfer, sale, or other disposition unless the Securities are subsequently registered under the 1933 Act and the securities laws of any other applicable jurisdictions or, in the opinion of counsel that is reasonably acceptable in form and substance to Buyer, registration is not required under such Acts or laws as the result of an available exemption.

(g) No Obligation to Register. Such Seller understands that (i) Buyer is under no obligation to register the Securities under the 1933 Act or the securities laws of any other jurisdiction or to take any action that would make available any exemption from such registration and (ii) such Seller therefore may be precluded from transferring, selling, or otherwise disposing of any Securities or any interest therein for an indefinite period of time or at any particular time.

(h) Legend of Certificates. Such Seller understands that there shall be endorsed on any certificates or other instruments evidencing any of the Securities a legend substantially to the following effect:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE OR INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE ‘RESTRICTED SECURITIES’ AS DEFINED BY RULE 144 UNDER THAT ACT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IN LIEU THEREOF, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THIS COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THAT ACT. WITHOUT LIMITING THE FOREGOING, THE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF WITHOUT AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THIS COMPANY THAT SUCH TRANSFER, SALE, OR OTHER DISPOSITION DOES NOT VIOLATE THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION OR ANY RULES OR REGULATIONS THEREUNDER.”

(i) Restrictions on Other Securities. Such Seller understands that, except upon certain limited circumstances, the restrictions on the sale, transfer, and disposition of the Securities will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to the Securities, including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split, or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification, or similar event.

(j) Stop Orders. Such Seller understands that Buyer and its transfer agent, if any, may refuse to effect a transfer, sale, or other disposition of any of the Securities by such Seller or such Seller’s successors or assigns otherwise than as contemplated hereby.

(k) No Governmental Approval. Such Seller understands that no federal or state agency has approved or disapproved the Securities, passed upon or endorsed the merits of the offering of the Securities, or made any finding or determination as to the fairness of the Securities for investment.

6. Continuation and Survival of Representations and Warranties.

Each of the representations and warranties contained in this Agreement shall survive for two years after the date hereof.

7. Buyer’s Conditions Precedent to Closing.

The obligations of Buyer hereunder and its obligations to consummate the Closing herein provided for shall be subject to the following conditions precedent, any one or more of which may be waived by Buyer:

(a) Truth and Correctness of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall have been true and correct at all times between the date of this Agreement and the Closing Date.

(b) Compliance With Agreements and Covenants. Sellers shall have performed and complied with each of their agreements, covenants, and obligations to be performed hereunder on or prior to the Closing Date, except those calling for performance after the Closing Date.

(c) Ordinary Course. The business of Company shall have been operated in the ordinary course, and Company shall have preserved its business organization intact, kept available the services of its employees, and continued to maintain its favorable relationships with customers, suppliers, and others with whom it has relationships.

(d) Absence of Litigation or Proceedings. No litigation, governmental action, or other proceedings shall be threatened in good faith or commenced against Company or Sellers with respect to any matter or against any person with respect to the consummation of the transactions provided for herein.

(e) Execution of Employment Agreement. Brian Dick shall have entered into an employment agreement with Buyer, which agreement shall be substantially in the form of Exhibit “5”.

(f) Execution of Consulting Agreement. Jeff Forte shall have entered into a consulting agreement with Buyer, which agreement shall be substantially in the form of Exhibit “6”.

(g) Delivery of Documents. All other documents required to be delivered by Sellers at or prior to the Closing shall have been delivered or shall be tendered at the Closing.

8. Sellers’ Conditions Precedent to Closing.

The obligations of Sellers hereunder and their obligations to consummate the Closing provided for herein shall be subject to the following conditions precedent, any one or more of which may be waived by Sellers.

(a) Truth and Correctness of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true and correct at all times between the date of this Agreement and the Closing Date.

(b) Compliance with Agreements and Covenants. Buyer shall have performed and complied with each of its agreements, covenants, and obligations to be performed hereunder on or prior to the Closing Date except those called for performance after the Closing Date.

(c) Ordinary Course. The business of Buyer (apart from Company) shall have been operated in the ordinary course, and Buyer (apart from Company) shall have preserved its business organization intact, kept available the services of its employees, and continued to maintain its favorable relationships with customers, suppliers, and others with whom it has relationships.

(d) Execution of Employment Agreement. Buyer shall have entered into an employment agreement with Brian Dick, which agreement shall be substantially in the form of Exhibit “5”.

(e) Execution of Consulting Agreement. Buyer shall have entered into a consulting agreement with Jeff Forte, which agreement shall be substantially in the form of Exhibit “6”.

(f) Melby Letter. The execution of the letter by Colton Melby relating to road shows of Company, pursuant to which Melby agrees to participate without compensation in at least ten (10) days of road shows each year and with compensation of $200.00 per day in an additional twenty (20) days of road shows each year.

(g) Corporate Resolutions. The adoption by the Board of Directors of Buyer of resolutions, effective upon the Closing Date, (i) approving a follow-on offering by Buyer to sell shares of Common Stock of Buyer with the principal proceeds of such offering to repay the Notes delivered pursuant to paragraph 2 hereof and establishing a committee of the Board of Directors consisting of Mitchell A. Saltz, Ronald Miller, and Colton Melby to effectuate such offering; (ii) appointing Brian Dick, Jeff Forte, and Alexander Thomas to Buyer’s Board of Directors, (iii) appointing Brian Dick as President and Chief Executive Officer of Buyer; (iv) contributing the Interests to Subsidiary so that Subsidiary owns 100% of Company; (v) authorizing Buyer to execute a standard form of Piggy Back Registration Rights Agreement subject to standard underwriter cutbacks and any other terms and conditions set forth in the standard agreement for such purposes used by the investment banking firm selected by Buyer to lead manage Buyer’s first capital raise; and (vi) authorizing the Audit Committee of the Board of Directors to take any actions required by the Company with respect to the Notes and those certain Security and Membership Interest Pledge Agreements, dated as of even date therewith (the “Security Agreements”).

(h) Delivery of Documents. All other documents required to be delivered by Buyer at or prior to the Closing shall have been delivered or shall be tendered at the Closing.

9. Closing.

The Closing under this Agreement shall take place at the offices of Buyer, 1375 North Scottsdale road, Suite 140, Scottsdale, Arizona 85257, on July 16, 2013 at 10:00 a.m., Phoenix time, or at such other date, time, and place as may be agreed upon by Buyer and Sellers, which date is sometimes herein called the “Closing Date”.

(a) Deliveries by Sellers. At the Closing, Sellers shall deliver the following:

(i) An assignment transferring the Interests held by such Seller and all related right, title, and interests therein of such Seller in Company together with an authorization to transfer the Interests on the books of Company to Buyer.

(ii) The certificate of Sellers that all representations and warranties of Sellers contained in this Agreement have been true and correct at all times between the date of this Agreement and the Closing Date.

(iii) The employment agreement in the form of Exhibit “5”.

(iv) The consulting agreement in the form of Exhibit “6”.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver the following:

(i) The purchase price provided for in paragraph 2 above, which is payable at the Closing.

(ii) The certificate of Buyer’s President or a Vice-President that all representations and warranties of Buyer contained in this Agreement have been true and correct at all times between the date of this Agreement and the Closing Date.

(iii) The resignation of Barry Monheit as Chief Executive Officer of Buyer.

(iv) The employment agreement in the form of Exhibit “5”.

(v) The consulting agreement in the form of Exhibit “6”.

(vi) A letter agreement from Colton Melby substantially in the form of Exhibit “7”.

10. Non-competition.

Because of the importance of Sellers to the development and operation of the business of Corporation, as well as their knowledge of and reputation in Company’s industry, Buyer is unwilling to enter into and perform this Agreement unless Sellers all enter into the non-competition agreement contained in this paragraph 10. To induce Buyer to enter into this Agreement and for the benefit of Buyer and Subsidiary, Sellers jointly and severally agree as follows:

(a) Duration and Extent of Restriction. Sellers shall not, for a period ending five (5) years after the Closing Date, within the Restricted Territory, “engage in” a Competitive Business. As used herein, the following definitions shall apply:

(i) The term “engage in” shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, stockholder, director, officer, principal, agent, employee, consultant, or lender; provided, however, that the ownership of not more than three percent (3%) in the aggregate by Sellers of the stock of a publicly held corporation shall not be included in said term.

(ii) Competitive Business shall include, but not necessarily be limited to, the following entities known to Company to engage in a Competitive Business: Safety-Kleen/Clean Harbors, Waste Management, Republic Services, Rubicon, River Road, Rock Tenn, Liberty Tire Recycling, Lakin Tire Recycling, Darling International, Griffin, Five Winds, Earth Shift and Pure Strategies.

(iii) The term “Restricted Territory” shall mean any state or territory of the United States in which Company’s Customers are located, have operations in, or in which Company has provided services or consummated sales to such Customers.

(b) Restrictions with Respect to Customers and Employees. In furtherance of, and without in any way limiting the restriction in subparagraph (a) above, for the period specified in subparagraph (a) above, Sellers shall not, directly or indirectly,

(i) request any Customers of Company to curtail or cancel their business with Company;

(ii) disclose the identity of any Customers of Company to any other person, firm, or corporation engaged in a business the same as, similar to, or in general competition with the business being conducted by Company within the territorial limits described in subparagraph (a) above;

(iii) solicit or canvas, or authorize any person to solicit or canvas, from any Customers of Company, any business for any other person, firm, or corporation engaged in a business the same as, similar to, or in general competition with the business being conducted by Company within the territorial limits described in subparagraph (a) above; or

(iv) induce or attempt to influence any employee of Company, Buyer or Subsidiary to terminate his employment.

As used herein, “Customer” means Company’s current principal customers, consisting of Walmart, Aramark, CNH, Sam’s Club, Kroger, Mary Kay, US Airways, First Transforming Travel, AutoNation, Carmax, Jones Lange LaSalle, Garda, Greyhound, AT&T, AAFES, Old Dominion Freight Line, FedEx, Hendric Autogroup, Simon Malls, Pactiv, and International Paper and any of their affiliates.

Notwithstanding the foregoing, if there is an Event of Default (as therein defined) on the Notes, then (i) a Seller’s performance of services similar to those provided by Company in the one (1) year period prior to the date of this Agreement or (ii) a Seller’s ownership in an entity that provides services as Company had been providing in the one (1) year period prior to the date of this Agreement shall not be deemed to be engaging in or becoming financially interested in a Competitive Business for purposes of this Agreement. Furthermore, if there is an Event of Default on such Notes, Sellers may continue to solicit, canvas, contract with, and provide services to Customers who were customers of Company in the one (1) year period prior to the date of this Agreement. In the event that Sellers engage in any of the activities set forth in this paragraph upon an Event of Default on the Notes, Sellers shall immediately resign from all director, officer, or employee positions held with Buyer and/or its subsidiaries pursuant to Section 4(b)(iv) of the employment agreement with Brian Dick or Section 4(b)(iv) of the consulting agreement with Jeff Forte, as applicable.

(c) Remedies for Breach. Sellers acknowledge that the restrictions contained in this paragraph 10, in view of the nature of the business in which Company is engaged, are reasonable and necessary to protect the legitimate interests of Buyer and that any violation of these restrictions would result in irreparable injury to Buyer. Sellers agree that, in the event of a violation of any of such restrictions, Buyer shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event of a violation, the period of non-competition referred to in subparagraph (a) above shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

11. Certain Provisions Relative to the Notes.

The Audit Committee of Company’s Board of Directors shall have the sole authority and discretion to authorize payments due and owing under the Notes and to take any actions and make all decisions related to the Notes and the Security Agreements. As long as the Notes remain unpaid, Company shall, and Brian Dick in his role as President and Chief Executive Officer of Company following the date hereof shall cause Company to, (i) deposit in escrow the total interest for the following month from the initial cash receipts of Company from any source, including, without limitation, receivables, loans, sale of assets, or sale of securities, and (ii) maintain a reserve of $1.5 million under Company’s line of credit at all times to be used to make interest payments on the Notes, as determined in the sole discretion of the Audit Committee of Company’s Board of Directors.

12. Further Assurances.

Sellers and Buyer shall execute and deliver all such other instruments and take all such other actions as any party may reasonably request from time to time in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement.

13. Brokers and Finders.

Each of the parties hereto represents and warrants to the others that such party has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement nor has such party had any dealings with any person that may entitle that person to a fee or commission from any other party hereto. Each of the parties indemnifies and holds the others harmless from and against any claims, demands, or damages whatsoever by virtue of any arrangement or commitment made by such party with or to any person that may entitle such person to any fee or commission from the other parties to this Agreement.

14. General Provisions.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt 12 hours after being sent by facsimile or e-mail, or 72 hours after being sent by registered or certified mail, postage prepaid, addressed as set forth below:

(i)	If to Buyer:

Infinity Resources Holdings Corp.

1375 North Scottsdale Road, Suite 140

Scottsdale, Arizona 85257

Attention: Chairman of the Board

Phone: (480) 729-6612

Fax: (480) 889-2660

E-mail: mas917@gmail.com

with a copy, given in the manner

prescribed above to:

Greenberg Traurig LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Robert S. Kant, Esq.

Phone: (602) 445-8302

Fax: (602) 445-8100

E-mail: KantR@gtlaw.com

(ii)	If to Sellers:

6175 Main Street, Suite 420

Frisco, Texas 75034

Attention: Brian Dick

Phone: (972) 464-0004

Fax: (972) 464-0015

E-mail: briand@questrmg.com

with a copy, given in the manner

prescribed above to:

Jordan, Houser & Flournoy, LLP

2591 North Dallas Parkway, Suite 408

Frisco, Texas 75034

Attention: Cynthia Hurley, Esq.

Phone: (972) 668-6810

Fax: (214) 618-9723

E-mail: churley@jhflegal.com

Any party may alter the address or addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(b) Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other parties hereto.

(c) Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(d) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and inducement, shall be governed by and construed, interpreted, and enforced in accordance with the laws of the state of Nevada, notwithstanding any Nevada or other conflict-of-law provisions to the contrary.

(e) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f) Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Costs and Expenses. Each party hereto shall bear such party’s own costs, including legal and accounting fees, incurred in connection with the negotiation and preparation of this Agreement and all matters incident thereto.

(h) Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

BUYER:

INFINITY RESOURCES HOLDINGS CORP.

By:	/s/ Mitchell A. Saltz
Mitchell A. Saltz, Chairman of the Board

SELLERS:

QUEST RESOURCES GROUP, LLC

By:	/s/ Brian Dick
Brian Dick

By:	/s/ Jeff Forte
Jeff Forte

/s/ Brian Dick
BRIAN DICK

/s/ Jeff Forte
JEFF FORTE

Signature Page to Securities Purchase Agreement